                                                                     EXHIBIT 4.3

                                FAIRMARKET, INC.
                    AMENDMENT TO INVESTORS' RIGHTS AGREEMENT

                                 August 23, 1999

     This Amendment to Investors' Rights Agreement (this "Amendment") is by and among FairMarket, Inc., a Delaware corporation (the "Company"), Sierra Ventures VII, L.P., a Delaware limited partnership ("Sierra Ventures"), Microsoft Corporation ("Microsoft") and Excite, Inc. ("Excite" and, together with Microsoft, the "New Investors"), and amends certain provisions contained in the Investors' Rights Agreement, dated February 25, 1999, by and among the Company, Sierra Ventures and certain other stockholders of the Company (the "Investors' Rights Agreement").

     WHEREAS, on the date hereof the New Investors are purchasing capital stock of the Company; and

     WHEREAS, the parties hereto desire to modify the Investors' Rights Agreement to provide certain rights thereunder to the New Investors.

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree that the New Investors shall become parties to the Investors' Rights Agreement and shall, as holders of securities of the Company, be entitled to the benefit of and subject to the obligations contained in the Investors' Rights Agreement. In furtherance thereof, the parties agree that the Investors' Rights Agreement shall be amended as follows:

     1. Section 1.1(g) of the Investors' Rights Agreement shall be restated in its entirety to read as follows:

          "The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock of the Company and upon exercise of warrants to purchase shares of Common Stock issued to the New Investors on August 20, 1999 and
          (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
          Section 1 are not assigned."

     2. For purposes of Section 2 of the Investors' Rights Agreement, any holder of at least 200,000 shares of Series D Preferred Stock shall be a "Major Investor" and shall be entitled to the benefits of and subject to the obligations contained in Section 2 of the Investors' Rights Agreement. The term "Series C Preferred Stock" in Section 2.4(b) of the Investors' Rights Agreement shall be replaced with the term "Series C Preferred Stock and Series D Preferred Stock".

     3. Section 2.7 of the Investors' Rights Agreement shall be modified such that the price per share of $5.14 be changed to $7.00 per share.

     4. Section 2.8 of the Investors' Rights Agreement shall be deleted in its entirety.

     5. Sierra Ventures hereby consents to the addition of the New Investors as parties to the Investors' Rights Agreement and waives any rights under the Investors' Rights Agreement with respect to such addition, including any rights under Section
                    2.4 thereof.

                    Sierra Ventures and the New Investors waive any rights under the Investors' Rights Agreement with respect to the sale of any authorized shares of Series D Preferred Stock by the Company.

     6. The reference in Section 3.7 of the Investors' Rights Agreement to "Section 2.7" shall be changed to a reference to "Section 2.6."

     7. Except as amended hereby, the Investors' Rights Agreement shall remain in full force and effect without modification or waiver.

                                  [END OF TEXT]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above.


                                                  FAIRMARKET, INC.

                                                  By: /s/ Scott T. Randall
                                                     --------------------------
                                                     Scott T. Randall


                                                  SIERRA VENTURES VII, L.P.

                                                  By: /S/ Jeff Drazan
                                                     --------------------------
                                                     Name:   Jeff Drazan
                                                     Title:  General Partner


                                                  MICROSOFT CORPORATION

                                                  By: /s/ Robert A. Eschelman
                                                     --------------------------
                                                     Name:  Robert A. Eschelman
                                                     Title: Assistant Secretary


                                                  EXCITE, INC.

                                                  By: /s/ David Pine
                                                     --------------------------
                                                     Name:  David Pine
                                                     Title: General Counsel &
                                                            Secretary